UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8–K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): September 30, 2014
THE WET SEAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35634	33-0415940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26972 Burbank Foothill Ranch, CA 92610
(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code:
(949) 699-3900

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(d) Election of Directors
On September 30, 2014, the Board of Directors of The Wet Seal, Inc. (“Wet Seal”) appointed Mr. Gregory Taxin to fill a vacancy on the Board of Directors, effective October 1, 2014. In addition to his duties as a Director, Mr. Taxin will serve as a member of our Audit and Compensation Committees.

As a member of the board, Mr. Taxin will receive an annual stipend of $46,750, which will be pro-rated for the balance of the fiscal year 2014 (reflecting a pro-rated stipend of approximately $15,926). In addition, Mr. Taxin will receive a restricted stock grant having a cash value of $110,000, which shall be pro-rated for the balance of fiscal year 2014 (reflecting a pro-rated cash value of approximately $37,473). This stock grant will be based on the closing price of our Common Stock on October 1, 2014 and is scheduled to vest on January 31, 2015, and are otherwise on the same terms as the grants made in February 2014 to the Company’s other directors. Wet Seal also entered into its standard form of indemnification agreement for directors with Mr. Taxin.

As previously disclosed, Mr. Taxin was appointed to the Board of Directors pursuant to the terms of a letter agreement between Wet Seal and Clinton Group, Inc. (“Clinton”) dated September 3, 2014 (the “Letter Agreement”). In addition, Clinton is a purchaser party to that certain Securities Purchase Agreement among Wet Seal and the purchasers a party thereto dated September 3, 2014 (the “Securities Purchase Agreement”). The terms of the Letter Agreement, the Securities Purchase Agreement and related transactions and agreements were previously disclosed by Wet Seal in a Current Report on Form 8-K filed on September 4, 2014. To the extent required, the disclosures in such Current Report on Form 8-K regarding the Letter Agreement, the Securities Purchase Agreement and the related transactions and agreements are incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WET SEAL, INC. (Registrant)

Date: October 2, 2014	By:	/s/ Steven H. Benrubi
	Name:	Steven H. Benrubi
	Title:	Executive Vice President and Chief Financial Officer